Exhibit 11

July 18, 2007

BlackRock Bond Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Bond Fund, Inc., a Maryland corporation (the “Corporation”), in connection with that certain Agreement and Plan of Reorganization, dated as of July 16, 2007 (the “Agreement”), among Master Bond LLC, the Corporation individually and with respect to BlackRock Bond Fund, a separate series of the Corporation (“Bond Fund”), BlackRock Funds II, a Massachusetts business trust (“BlackRock Funds II”), individually and with respect to BlackRock Total Return Portfolio, a separate portfolio of BlackRock Funds II (“Total Return”), pursuant to which Bond Fund will acquire all of the assets of Total Return in exchange for the assumption of certain stated liabilities of Total Return and the issuance to Total Return of certain shares of common stock of Bond Fund (the “Shares”) having a net asset value equal to the value of the assets acquired by Bond Fund reduced by the amount of the liabilities of Total Return assumed by Bond Fund. This opinion is being furnished in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Corporation of the Shares on the Registration Statement on Form N-14 (Securities Act File No. 333-143567) filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).

We have examined such records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that, subject to the approval of the Agreement by the Board of Trustees of BlackRock Funds II and by the shareholders of Total Return, in our opinion the Shares have been duly and validly authorized and, when issued upon the terms set forth in the Agreement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. We express no opinion as to the laws of any state or jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. Our opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Christopher R. Johnson
Principal